Exhibit 1

EnCana and AEC plan amalgamation

CALGARY, Alberta (December 12, 2002) – EnCana Corporation (TSX, NYSE: ECA) announced today that it intends to consolidate its corporate structure through a vertical short-form amalgamation with its wholly owned subsidiary Alberta Energy Company Ltd. (AEC). The amalgamation will not require any EnCana or AEC public securityholder vote. The amalgamation is expected to be effective on January 1, 2003.

Once the amalgamation is effective, EnCana will be the successor issuer in respect of AEC’s previously issued debt securities and will be responsible for all of AEC’s contractual obligations. The amalgamation is subject to the receipt of all necessary consents and regulatory approvals. A further announcement by EnCana is planned upon the amalgamation becoming effective.

ADVISORY – In the interests of providing AEC securityholders and potential investors with information regarding EnCana, including management’s assessment of EnCana’s future plans and operations, certain statements contained in this news release are forward-looking statements within the meaning of the “safe harbour” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements in this news release include, but are not limited to, EnCana’s plans to complete its amalgamation with AEC and the date upon which the amalgamation becomes effective.

Readers are cautioned not to place undue reliance on forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other forward-looking statements will not occur, which may cause the company’s actual performance and financial results in future periods to differ materially from any estimates or projections of future performance or results expressed or implied by such forward-looking statements. These risks and uncertainties include, among other things: volatility of oil and gas prices; fluctuations in currency and interest rates; product supply and demand; market competition; risks inherent in the company’s marketing operations; imprecision of reserve estimates; the company’s ability to replace and expand oil and gas reserves; its ability to generate sufficient cash flow to meet its current and future obligations; its ability to access external sources of debt and equity capital; the risk that the anticipated synergies to be realized by the merger of AEC and PanCanadian will not be realized; costs relating to the merger of AEC and PanCanadian being higher than anticipated and other risks and uncertainties described from time to time in the reports and filings made with securities regulatory authorities by EnCana and its indirect wholly owned subsidiary, AEC. Although AEC believes that the expectations represented by such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Readers are cautioned that the foregoing list of important factors is not exhaustive. Furthermore, the forward-looking statements contained in this news release are made as of the date of this news release, and AEC does not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise. The forward-looking statements contained in this news release are expressly qualified by this cautionary statement.

Further information on EnCana Corporation and Alberta Energy Company Ltd. is available on the company’s Web site, www.encana.com.

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FOR FURTHER INFORMATION:

Investor Contacts:	Media Contact:
Sheila McIntosh	Alan Boras
Senior Vice-President, Investor Relations	EnCana Media Relations
(403) 645-2194	(403) 645-4747

Greg Kist
Investor Relations
(403) 645-4737